Exhibit 10.28
KEYCORP
SECOND EXCESS CASH BALANCE PENSION PLAN
ARTICLE I
THE PLAN
     The KeyCorp Second Excess Cash Balance Pension Plan (“Plan”), as originally established December 28, 2004 to be effective January 1, 2005, and thereafter amended and restated as of December 31, 2007 and December 31, 2008, is hereby restated to reflect the December 31, 2009 Plan amendment to freeze all new additional accruals under the Plan. The Plan, as structured, is designed to provide certain select employees of KeyCorp with a Plan benefit that is generally equal to the benefit that the employee would have been eligible to receive under the KeyCorp Cash Balance Pension Plan but for the compensation and accrual limitations imposed by Section 401(a)(17) and Section 415 of the Internal Revenue Code of 1986, as amended, when combined with any vested benefit provided to the employee under the KeyCorp Excess Cash Balance Pension Plan. It is the intention of the Plan and it is the understanding of those employees covered under the Plan that the Plan is unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. It is also the understanding of those employees covered under the Plan that the Plan will be administered in accordance with the requirements of Section 409A of the Code.
ARTICLE II
DEFINITIONS
     2.1 Meanings of Definitions. As used herein, the following words and phrases shall have the meanings hereinafter set forth, unless a different meaning is plainly required by the context:
(a)	“Beneficiary” shall mean the person, persons or entity entitled to receive the Participant’s Plan benefits, if any, that are payable after a Participant’s death.

(b)	“Credited Service” shall be calculated by measuring the period of service commencing on the Participant’s Employment Commencement Date and Re-Employment Commencement Date, if applicable, and ending on the Participant’s Severance from Service Date. Credited Service shall be computed based on each full month that the Employee is employed by an Employer.

(c)	“Compensation” of a Participant for any Plan Year or any partial Plan Year in which the Participant incurs a Severance From Service Date shall mean the entire amount of compensation paid to such Participant during such period by reason of his employment as an Employee, as reported for federal income tax purposes, or which would have been paid except for (1) the timing of an Employer’s payroll processing operations, (2) the Participant’s written election to defer the receipt of compensation during the Plan Year, (3) the provisions of the KeyCorp 401(k) Savings Plan, or (4) the provisions of the KeyCorp Flexible Benefits Plan and/or any transportation reimbursement plan for the applicable Plan year provided, however, the term shall not include:

(i)	any amount attributable to the Participant’s exercise of stock appreciation rights, restricted stock and stock units and the amount of any gain to the Participant upon the exercise of stock options;

(ii)	any amount attributable to the Participant’s receipt of non-cash remuneration whether or not it is included in the Participant’s income for federal income tax purposes;

(iii)	any amount attributable to the Participant’s receipt of moving expenses and any relocation bonus paid to the Participant during the Plan Year;

(iv)	any amount attributable to any severance paid by an Employer or the Corporation to the Participant;

(v)	any amount attributable to fringe benefits (cash and non-cash);

(vi)	any amount attributable to any bonus or payment made as an inducement for the Participant to accept employment with an Employer;

(vii)	any amount attributable to salary deferrals paid to the Participant during the Plan Year, which have been previously included as Compensation under the Plan during the Plan Year or any prior Plan Year;

(viii)	any amount paid to the Participant during the Plan Year which is attributable to interest earned on Compensation deferred under a plan of an Employer or the Corporation; and

(ix)	any amount paid for any period after the Participant’s Termination or Retirement date.

(x)	any amount attributable to deferred cash award payments to the Participant.
     For Plan Years beginning on and after January 1, 2006, only that Compensation which is in excess of the compensation limits mandated under Section 401(a)(17) of the Code shall be utilized in determining the Participant’s Excess Pension Benefit under the provisions of Section 3.2 of the Plan. Notwithstanding the foregoing, however, if the Participant is in a benefits designator 85 or below, then only that Compensation which is in excess of the compensation limits mandated under Section 401(a)(17) of the Code up to a Plan Compensation maximum of $500,000 shall be utilized in determining the Participant’s Excess Pension Benefit under the provisions of Section 3.2 hereof.
     (d) “Corporation” shall mean KeyCorp, an Ohio corporation, its corporate successors, and any corporation or corporations into or with which it may be merged or consolidated.
     (e) “Disability” shall mean (1) a physical or mental disability which prevents a Participant from performing the duties the Participant was employed to perform for his or her Employer when such disability commenced, (2) has resulted in the Participant’s absence from work for 180 qualifying days, and (3) application has been made for the Participant’s disability coverage under the KeyCorp Long Term Disability Plan, and which constitutes a separation from service under the requirements of Section 409A of the Code.

     (f) “Employee” shall mean a common law employee who is employed by an Employer; provided, however, that the term “Employee” shall not include any person who at the time services are performed is not classified as a common law employee by the Employer even though such person may for federal income tax purposes, federal employment tax purposes, or any other purpose be reclassified by the Employer as a common law employee retroactive to when such services were performed by reason of administrative, judicial, regulatory or other governmental action.
     (g) “Employer” shall mean KeyCorp and all of its subsidiaries or affiliates unless specifically excluded as an Employer for Plan purposes by written action by an officer of the Corporation. An Employer’s participation shall be subject to any and all conditions and requirements made by the Corporation as the Plan Administrator, and each Employer shall be deemed to have appointed the Plan Administrator as its exclusive agent under the Plan.
     (h) “Excess Pension Benefit” shall mean the vested pension benefit payable pursuant to the terms of this Plan to a Participant meeting the eligibility requirements of Section 3.1 of the Plan.
     (i) “Excess Pension Program Benefit” shall mean the Participant’s collective nonqualified pension benefit accrued under the KeyCorp Excess Cash Balance Pension Plan and KeyCorp Second Excess Cash Balance Pension Plan, subject to the terms and conditions of each respective Plan.
     (j) “Executive Supplemental Pension Program Benefit” shall mean the Participants’ collective nonqualified pension benefit accrued under the KeyCorp Executive Supplemental Pension Plan and KeyCorp Second Executive Supplemental Pension Plan, subject to the terms and conditions of each respective Plan.
     (k) “Interest Credit” shall mean the rate at which a Participant’s Opening Account Balance, as provided for under Section 3.3 of the Plan, is periodically increased on a bookkeeping basis. The Interest Credit rate to be allocated to a Participant’s Opening Account Balance shall mirror the Pension Plan’s Interest Credit rate for each applicable Plan Year.
     (l) “Participant” shall mean an Employee who is a participant in the Pension Plan and who is a job grade 86 or above, and is selected by the Corporation to become a Participant in the Plan, and whose participation in the Plan has not been terminated by the Corporation.
     (m) “Pension Plan” shall mean the KeyCorp Cash Balance Pension Plan, as the same shall be in effect on the date of a Participant’s Retirement, death, Disability or other termination of employment.
     (n) “Retirement” shall mean the termination of employment of a Participant under circumstances in which entitle the Participant to receive an Early Retirement or Normal Retirement Date benefit under the KeyCorp Cash Balance Pension Plan, and which constitutes a separation from service as required under Section 409A of the Code.
     (o) “Supplemental Retirement Plan” shall mean the KeyCorp Second Supplemental Retirement Plan (formerly known as the Society Corporation Supplemental Retirement Plan), the KeyCorp Excess Pension Benefit Plan, and the KeyCorp Excess Pension Benefit Plan for Key Executives, with all amendments made thereto.
     (p) “Termination” shall mean the voluntary or involuntary and permanent termination of a Participant’s employment from his or her Employer and any other Employer, whether by resignation or otherwise, and which constitutes a separation from service as required under Section 409A of the Code.

     All other capitalized and undefined terms used herein shall have the meanings given them in the Pension Plan, unless a different meaning is plainly required by the context.
     The masculine gender includes the feminine, and singular references include the plural, unless the context clearly requires otherwise.
ARTICLE III
EXCESS PENSION BENEFIT
     3.1 Eligibility. A Participant selected by the Corporation to participate in the Plan shall be eligible for an Excess Pension Benefit hereunder if the Participant (i) terminates employment with an Employer on or after age 55 with five or more years of Credited Service, (ii) is terminated from employment with an Employer in conjunction with his or her Disability, or (iii) dies after completing five years of Credited Service and has a Beneficiary who is eligible for a benefit under the Pension Plan.
     A Participant shall also be eligible for an Excess Pension Benefit if the Participant becomes involuntarily terminated from his or her employment with an Employer for reasons other than the Participant’s Discharge for Cause, and (i) as of the Participant’s termination date the Participant has a minimum of twenty-five (25) or more years of Credited Service, (ii) the Participant enters into a written non-solicitation and non-compete agreement with the Employer under terms that are satisfactory to the Employer.
     For purposes of this Section 3.1, hereof, the term “Discharge for Cause” shall mean a Participant’s employment termination that is the result of the Participant’s violation of the Employer’s policies, practices or procedures, violation of city, state, or federal law, or failure to perform his or her assigned job duties in a satisfactory manner. The Employer shall determine whether a Participant has had a Discharge for Cause.
     Notwithstanding any of the forgoing provisions of this Section 3.1, however, a Participant’s eligibility for an Excess Pension Benefit shall be subject to the requirements of Article V of the Plan.
     3.2 Amount of Excess Pension Benefit. The Excess Pension Benefit payable to a Participant shall be in such amount as is required, when added to the excess pension benefit payable in lump sum form to the Participant under the KeyCorp Excess Cash Balance Pension Plan (if any) and the Accrued Benefit payable in lump sum form to the Participant under the Pension Plan as of the Participant’s Retirement or Termination date to produce a lump sum cash aggregate benefit equal to the benefit which would have been payable under the Pension Plan formula in lump sum form to the Participant if the limitations of Section 401(a)(17) of the Code and the limitations of Section 415 of the Code had not been in effect. For purposes of this Section 3.2 hereof, the term “Pension Plan formula” means the method of calculating a Participant’s pension benefit as reflected in Article IV of the Pension Plan and shall not include any Predecessor Plan Grandfathered Benefits formula.
     3.3 Opening Account Balance. Effective January 1, 2005, Participants in the frozen KeyCorp Excess Cash Balance Pension Plan who as of December 31, 2004 were not vested in their Excess Cash Balance Pension Plan benefit shall have their accrued but not vested benefit transferred to this Plan and reflected in a bookkeeping opening account balance (“Opening Account Balance”) established for the Participant. Such Opening Account Balance shall be credited with Interest Credit as of the last day of each calendar quarter, based on the value of the Participant’s Opening Account Balance as of the first day of the applicable quarter. A Participant’s entitlement to this Opening Account Balance shall be governed by the eligibility provisions of Section 3.1 of this Plan, and the value of the Opening Account Balance shall be added to and become a part of such Participant’s Excess Pension Benefit, if any, which shall be payable in accordance with the terms of this Plan. The establishment of the Participant’s Plan Opening Account Balance shall terminate the Participant’s entitlement to any benefit under the frozen KeyCorp Excess Cash Balance Pension Plan.
ARTICLE IV
PAYMENT OF EXCESS PENSION BENEFIT
     4.1 Immediate Payment Upon Termination or Retirement of the Participant. Subject to the provisions of Section 4.2, Section 4.4, and Section 4.5 hereof, a Participant shall receive an immediate distribution of his or her Excess Pension Benefit which shall be made within 90 days following the Participant’s (1) attainment of age 55, and (2) upon the Participant’s Termination or Retirement. Such Excess Pension Benefit shall be paid in the form of a single life annuity, unless the Participant elects in writing, a minimum of sixty days prior to the Participant’s distribution date to receive his or her distribution under a different form of payment that is actuarially equivalent to the Participant’s Excess Pension Benefit when paid as a single life annuity payment. The forms of payment from which a Participant may elect shall be identical to those forms of payment provided under the Pension Plan, provided however, that the lump sum payment option available under the Pension Plan shall not be a form of distribution available under this Plan. Such payment method, once elected by the Participant, shall be irrevocable.
     In calculating the Participant’s actuarially equivalent form of distribution the Corporation shall rely upon calculations made by independent actuaries for the Pension Plan, who shall apply the actuarial assumptions and interest rate then in use under the Pension Plan for converting to the form of payment elected by the Participant.
     4.2 Forfeiture of Plan Benefits. Notwithstanding the any other provision of this Article VI, however, if the Participant engages in any Harmful Activity prior to or within twelve months of his or her Termination or Retirement date, then by operation of this Section 4.2 hereof and without any further notice to the Participant all further Excess Pension Benefits shall be immediately forfeited. In the event that a Participant has received a distribution of his or her Excess Pension Benefit, and the Participant engages in any Harmful Activity prior to or within twelve months of his or her Termination or Retirement, then in such event the Participant shall repay to the Corporation the full amount of such distributed Plan benefits within 60 days following the Participant’s receipt of the Corporation’s notice of such Harmful Activity.
     The foregoing restrictions shall not apply in the event that the Participant’s employment with an Employer terminates within two years after a Change of Control if any of the following have occurred: a relocation of the Participant’s principal place of employment more than 35 miles from the Participant’s principal place of employment immediately prior to the Change of Control, a reduction in the Participant’s base salary after a Change of Control, or termination of employment under circumstances in which the Participant is entitled to severance benefits or salary continuation or similar benefits under a change of control agreement, employment agreement, or severance or separation pay plan.
     The determination by the Corporation as to whether a Participant has engaged in a “Harmful Activity” prior to or within twelve months after the Participant’s Termination or Retirement shall be final and conclusive upon the Participant and upon all other Persons.

For purposes of this Section 4.2, a “Harmful Activity” shall have occurred if the Participant shall do any one or more of the following:
ii) After notice from KeyCorp, fail to return to KeyCorp any document, data, or thing in his or her possession or to which the Participant has access that may involve Non-Public Information of KeyCorp.
(iii) After notice from KeyCorp, fail to assign to KeyCorp all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, copyrights, trademarks, service marks, and patents in or to (or associated with) such Intellectual Property.
(iv) After notice from KeyCorp, fail to agree to do any acts and sign any document reasonably requested by KeyCorp to assign and convey all right, title, and interest in and to any confidential or non-confidential Intellectual Property which the Participant created, in whole or in part, during employment with KeyCorp, including, without limitation, the signing of patent applications and assignments thereof.
(v) Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, solicit or entice for employment or hire any KeyCorp employee.
(vi) Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, call upon, solicit, or do business with (other than business which does not compete with any business conducted by KeyCorp) any KeyCorp customer the Participant called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while the Participant was employed at KeyCorp unless such prohibited activity was inadvertent, done in good faith, and did not involve a customer whom the Participant should have reasonably known was a customer of KeyCorp.
(vii) Upon the Participant’s own behalf or upon behalf of any other person or entity that competes or plans to compete with KeyCorp, after notice from KeyCorp, continue to engage in any business activity in competition with KeyCorp in the same or a closely related activity that the Participant was engaged in for KeyCorp during the one year period prior to the termination of the Participant’s employment.
For purposes of this Section 4.2 the term:
“Intellectual Property” shall mean any invention, idea, product, method of doing business, market or business plan, process, program, software, formula, method, work of authorship, or other information, or thing relating to KeyCorp or any of its businesses.
“Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by an employer such as KeyCorp, and that of its customers or suppliers, and that are not generally known by the public.
“KeyCorp” shall include KeyCorp, its subsidiaries, and its affiliates.

4.3 Payment Upon Death of the Participant.
     (a) Upon the death of a Participant who has met the service requirement of Section 3.1, but who has not yet commenced distribution of his or her Excess Pension Benefit, there shall be paid to the Participant’s Beneficiary the Excess Pension Benefit that the Participant would have been entitled to receive had the Participant retired on his or her date of death and commenced distribution of his or her Excess Pension Benefit. Such Excess Pension Benefit shall be paid in the form of a single life annuity within 90 days following such date of death.
     (b) In the event of a Participant’s death after the Participant has commenced distribution of his or her Excess Pension Benefit, there shall be paid to the Participant’s Beneficiary only those survivor benefits provided under the form of benefit payment elected by the Participant.
     4.4 Distribution of Small Accounts. Notwithstanding any Plan provision other than Section 4.5 hereof, if the value of a Participant’s vested Excess Pension Benefit as of the Participant’s distribution date is under $50,000, such balance shall be distributed to the Participant as a single lump sum distribution as soon as reasonably practicable but in no event later than 90 days following the Participant’s Termination, Disability, Retirement or date of death (provided the Participant has attained age 55).
     4.5 Payment Limitation for Key Employees. Notwithstanding any other provision of the Plan to the contrary, in the event that the Participant constitutes a “key” employee of the Corporation, (as that term is defined in accordance with Section 416(i) of the Code without regard to paragraph (5) thereof), the distribution of the Participant’s Plan benefit shall not begin before the first day of the seventh month following the Participant’s date of separation from service (or, if earlier, the date of the Participant’s death). To the extent that an amount is deferred under the requirements of this Section 4.5 until the first business day of the seventh month following the Participant’s separation from service date, the payments to which the Participant would otherwise have been entitled during the first six months following the Participant’s separation from service date shall be accumulated and paid to the Executive on the first business day of the seventh month. The term “key employee” and the term “separation from service” shall be defined for Plan purposes in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder.
ARTICLE V
DISTRIBUTION OF LARGEST PLAN BENEFIT
     5.1 Distribution of the Largest Plan Benefit. Unless otherwise previously elected by the Participant, a Participant who meets the eligibility requirements for an Excess Pension Program Benefit and who also meets the eligibility requirements for an Executive Supplemental Pension Program Benefit, shall automatically be provided the larger of the two Program benefits (i.e. the greater of the Participant’s Excess Pension Program Benefit or the Participant’s Executive Supplemental Pension Program Benefit).
     In making the determination required under this Section 5.1 hereof, the Corporation shall rely upon calculations made by independent actuaries for the Pension Plan, who shall apply the actuarial assumptions and interest rate then in use under the Pension Plan for converting the Participant’s Excess Pension Program Benefit to a single life annuity form of payment. The Participant automatically shall receive the Program Benefit that provides the Participant with the largest monthly single life annuity benefit.
     5.2 Beneficiary Distribution of the Largest Plan Benefit.
(a)	Upon the death of a Participant meeting eligibility requirements for an Excess Pension Program Benefit and the eligibility requirements for an Executive Supplemental Pension Program Benefit there shall be paid to the Participant’s Beneficiary the larger of the two Programs’ death benefit. Such death benefit shall be paid to the Beneficiary in the form of a single life annuity.

(b)	In the event of a Participant’s death after the Participant has commenced distribution of his or her Plan benefit, there shall be paid to the Participant’s Beneficiary only those survivor benefits provided under the form of benefit payment elected by the Participant.
ARTICLE VI
ADMINISTRATION
     6.1 Administration. The Corporation, which shall be the “Administrator” of the Plan for purposes of ERISA and the “Plan Administrator” for purposes of the Code, shall be responsible for the general administration of the Plan, for carrying out the provisions hereof, and for making payments hereunder. The Corporation shall have the sole and absolute discretionary authority and power to carry out the provisions of the Plan, including, but not limited to, the authority and power (a) to determine all questions relating to the eligibility for and the amount of any benefit to be paid under the Plan, (b) to determine all questions pertaining to claims for benefits and procedures for claim review, (c) to resolve all other questions arising under the Plan, including any questions of construction and/or interpretation, and (d) to take such further action as the Corporation deems necessary or advisable in the administration of the Plan. All findings, decisions and determinations of any kind made by the Plan Administrator shall not be disturbed unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits and in any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be final and binding on all parties. The Plan Administrator may employ such attorneys, investment counsel, agents, and accountants as it may deem necessary or advisable to assist it in carrying out its duties hereunder. The actions taken and the decisions made by the Plan Administrator hereunder shall be final and binding upon all interested parties subject, however, to the provisions of Section 6.2. The Plan Year, for purposes of Plan administration, shall be the calendar year.
     6.2 Claims Review Procedure. Whenever the Plan Administrator decides for whatever reason to deny, whether in whole or in part, a claim for benefits under the Plan filed by any person (herein referred to as the “Claimant”), the Plan Administrator shall transmit a written notice of its decision to the Claimant, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which the Claimant receives such notice, Claimant may obtain review of the decision of the Plan Administrator in accordance with the procedures hereinafter set forth. Within such 60-day period, the Claimant or Claimant’s authorized representative may request that the claim denial be reviewed by filing with the Plan Administrator a written request therefore, which request shall contain the following information:

(i)	the date on which the request was filed with the Plan Administrator; provided, however, that the date on which the request for review was in fact filed with the Plan Administrator shall control in the event that the date of the actual filing is later than the date stated by the Claimant pursuant to this paragraph (i);

(ii)	the specific portions of the denial of the Claimant’s claim which the Claimant requests the Plan Administrator to review;

(iii)	a statement by the Claimant setting forth the basis upon which Claimant believes the Plan Administrator should reverse its previous denial of the Claimant’s claim and accept the Claimant’s claim as made; and

(iv)	any written material which the Claimant desires the Plan Administrator to examine in its consideration of the Claimant’s position as stated pursuant to paragraph (iii) above.
     In accordance with this Section, if the Claimant requests a review of the Plan Administrator’s decision, such review shall be made by the Plan Administrator, which shall, within sixty (60) days after receipt of the request form, review and render a written decision on the claim containing the specific reasons for the decision including reference to Plan provisions upon which the decision is based. All findings, decisions, and determinations of any kind made by the Plan Administrator shall not be modified unless the Plan Administrator has acted in an arbitrary and capricious manner. Subject to the requirements of law, the Plan Administrator shall be the sole judge of the standard of proof required in any claim for benefits, and any determination of eligibility for a benefit. All decisions of the Plan Administrator shall be binding on the Claimant and upon all other Persons. If the Participant or Beneficiary shall not file written notice with the Plan Administrator at the times set forth above, such individual shall have waived all benefits under the Plan other than as already provided, if any, under the Pla
ARTICLE VII
CORPORATE ASSETS
     All benefits paid under the Plan shall be payable solely out of the general assets of the Corporation. The Corporation shall have no obligation to establish a trust to fund its obligation to pay benefits under the Plan or to insure any benefits under the Plan and nothing contained in the Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Participant, the Corporation, or any other person. It is the intention of the Corporation and the Participant that the Plan be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The Corporation may, in its sole discretion, combine the payment due and owing under the Plan with one or more other payments owing to the Participant or the Participant’s Beneficiary under any other plan, contract, or otherwise (other than any payment due under the Pension Plan) in one check, direct deposit, wire transfer, or other means of payment.
ARTICLE VIII
AMENDMENT AND TERMINATION
     8.1 Termination or Amendment. The Corporation reserves the right to amend or terminate the Plan at any time by action of its Board of Directors, or any duly authorized Committee thereof; provided, however, that no such action shall adversely affect the accrued benefit of any Participant who has met the age and service requirements of Section 3.1 or any Participant or Participant’s Beneficiary who is receiving or who is eligible to receive an Excess Pension Benefit hereunder. No amendment or termination will result in an acceleration of Excess Pension Benefits in violation of Section 409A of the Code.
     8.2 Effect of Plan Termination. Notwithstanding anything to the contrary contained in the Plan, the termination of the Plan shall terminate the liability of the Corporation and all Employers to provide for future benefits under the Plan.
ARTICLE IX
MISCELLANEOUS
     9.1 Interest of Participant. The obligation of the Employer and of the Corporation to provide a Participant or the Participant’s Beneficiary with an Excess Pension Benefit under the Plan merely constitutes the unsecured promise of the Employer and the Corporation to make payments as provided herein and no person shall have any interest in, or a lien or prior claim on any property of the Employer or Corporation.
     9.2 Benefits. Nothing in the Plan shall be construed to confer any right or claim upon any person, firm, or corporation other than the Participant and the Participant’s Beneficiary who may become entitled to an Excess Pension Benefit under the Plan.
     9.3 No Present Interest. Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in each Participant’s Plan benefit shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant’s Plan Account shall be void. No right, interest, or benefit under the Plan or the Participant’s Plan benefit shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or his or her Beneficiary. If the Participant or the Participant’s Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or the Participant’s Plan benefit, such attempt shall be void and unenforceable.
     9.4 Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301, and 401 of ERISA, and therefore is exempt from the provisions of Parts 2, 3, and 4 of Title I of ERISA.
     9.5 No Commitment as to Employment. Nothing herein contained shall be construed as a commitment or agreement upon the part of any Employee hereunder to continue his or her employment with an Employer, and nothing herein contained shall be construed as a commitment on the part of any Employer to continue the employment, rate of compensation or terms and conditions of employment of any Employee hereunder for any period. All Participants shall remain subject to discharge to the same extent as if the Plan had never been put into effect.
     9.6 Absence of Liability. No member of the Board of Directors of the Corporation or a subsidiary or committee authorized by the Board of Directors, or any officer of the Corporation or a subsidiary shall be liable for any act or action hereunder, whether of commission or omission, taken by any other member, or by any officer, agent, or Employee, except in circumstances involving bad faith or willful misconduct for anything done or omitted to be done.
     9.7 Expenses. The Corporation will pay all Plan expenses.
     9.8 Precedent. Except as otherwise specifically agreed to by the Corporation in writing, no action taken in accordance with the Plan by the Corporation shall be construed or relied upon as a precedent for similar action under similar circumstances.
     9.9 Withholding. The Corporation shall withhold any tax which the Corporation in its discretion deems necessary to be withheld from any payment to any Participant, former Participant, or Beneficiary hereunder, by reason of any present or future law.
     9.10 Validity of Plan. The validity of the Plan shall be determined and the Plan shall be construed and interpreted in accordance with the provisions of ERISA, the Code, and, to the extent applicable, the laws of the State of Ohio. The invalidity or illegality of any provision of the Plan shall not affect the validity or legality of any other part thereof.
     9.11 Parties Bound. The Plan shall be binding upon the Employers, Participants, former Participants, and Beneficiaries hereunder, and, as the case may be, the heirs, executors, administrators, successors, and assigns of each of them.
     9.12 Headings. All headings used in the Plan are for convenience of reference only and are not part of the substance of the Plan.
     9.13 Duty to Furnish Information. The Corporation shall furnish to each Participant, former Participant, or Beneficiary any documents, reports, returns, statements, or other information that it reasonably deems necessary to perform its duties imposed hereunder or otherwise imposed by law.
     9.14 Trust Fund. At its discretion, the Corporation may establish one or more trusts, with such trustees as the Corporation may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable in the event of insolvency or bankruptcy of the Corporation, such assets will be subject to the claims of the Corporation’s general creditors. To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from the trust, such benefits shall remain the obligation of the Employer.
     9.15 Notice. Any notice required or permitted under the Plan shall be deemed sufficiently provided if such notice is in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for registration or certification. Mailed notice to the Corporation shall be directed to the Corporation’s address, attention: KeyCorp Compensation and Benefits Department. Mailed notice to a Participant or Beneficiary shall be directed to the individual’s last known address in the Employer’s records
     9.16 Successors. The provisions of this Plan shall bind and inure to the benefit of each Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of an Employer.

ARTICLE X
CHANGE OF CONTROL
     Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, a Participant’s interest in his or her Excess Pension Benefit shall vest, and the Participant shall be entitled to receive an immediate distribution of his or her Excess Pension Benefit, if on and after a Change of Control (i) the Participant’s employment is terminated by his or her Employer and any other Employer without cause, or (ii) the Participant resigns within two years following a Change of Control as a result of the Participant’s mandatory relocation, reduction in the Participant’s base salary, reduction in the Participant’s average annual incentive compensation (unless such reduction is attributable to the overall corporate or business unit performance) or the Participant’s exclusion from stock option programs as compared to comparably situated Employees.
     For purposes of this Article X hereof, “Change of Control” shall be deemed to have occurred if under a rabbi trust arrangement established by KeyCorp (“Trust”), as such Trust may from time to time be amended or substituted, the Corporation is required to fund the Trust because a “Change of Control”, as defined in the Trust, has occurred.
ARTICLE XI
COMPLIANCE WITH
SECTION 409A CODE
     The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and regulations and published guidance issued pursuant thereto. Accordingly, the Plan shall be construed and administered in a manner that is consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Corporation to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005. Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election, deferral, accrual, or distribution shall be made or given effect under the Plan that would result in a violation, early taxation or assessment of penalties, or interest of any amount under Section 409A of the Code.
ARTICLE XII
AMENDMENT TO FREEZE
     12.1. Amendment to Freeze all new Plan Eligibility. Notwithstanding the provisions of Section 3.1 of the Plan, as of December 31, 2009, the Plan shall be frozen to all new Participants and the Corporation shall not, on and after that date, select additional new Participants to participate in the Plan. All other provisions of Section 3.1 of the Plan shall remain in full force and effect.
     12.2 Amendment to Freeze Pay Credits and Transition Credits under the Plan. As of January 1, 2010 the Plan shall be frozen with regard to the accrual of new Pay Credits and Transition Credits (as those terms are defined under the KeyCorp Cash Balance Pension Plan) under the Plan, and all accruals of Pay Credits and Transition Credits under the Plan shall cease as of December 31, 2009. In conjunction with the freezing of all new accruals of Pay Credits and Transition Credits under the Plan, all Participants’ Plan benefits accrued up through December 31, 2009 shall be calculated under the requirements of Section 3.2 of the Plan as of December 31, 2009, (the Participants’ “Accrued Benefit”), and each Participant’s Accrued Benefit under the Plan shall be reflected in a Plan Account established in the Participants name. As of January 1, 2010, the provisions of Section 3.2 of the Plan will thereafter have no further effect.
     12.3 Continued Accrual of Interest Credit on Participants’ Plan Accounts. Effective January 1, 2010, each Participants’ Plan Accounts shall be increased with Interest Credits (as that term is defined and determined annually under the KeyCorp Cash Balance Pension Plan), as of the last day of each calendar quarter based on the value of the Participant’s Plan Account balance as of the preceding quarter-end Valuation Date. The Interest Credit rate to be allocated to Participants’ Plan Accounts shall mirror the Pension Plan’s Interest Credit rate for each applicable Plan Year. No Interest Credits shall be allocated to a Participant’s Plan Account for any period following the Participant’s benefit commencement date.”
     IN WITNESS WHEREOF, KeyCorp has caused this KeyCorp Second Excess Cash Balance Pension Plan to be executed by its duly authorized officer this 8th day of February 2010, to be effective as of that date.

KEYCORP
By:	/s/ Steven N. Bulloch
Title:	Assistant Secretary